Exhibt 99.2
CONTACT:	Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	News Release

FOR IMMEDIATE RELEASE

A.T. Cross Completes Significant Share Repurchase

Buys back 1.5 Million or 10% of all Outstanding Shares for $5.1 million

Company Considers Capital Deployment Beneficial for Shareholders

LINCOLN, R.I., Dec. 22, 2009 (GLOBE NEWSWIRE) -- A.T. Cross announced today that it has repurchased 1.5 million of the Company's Class A common stock for approximately $5.1 million. All of the shares were purchased from Mr. Galal Doss, a member of the Company's Board of Directors. Upon completion of the transaction, Mr. Doss continued to hold 2.8 million shares.

Commenting on the transaction Mr. Doss, who will remain a member of the Board, stated, "Consistent with recent decisions I have made regarding my other assets I reduced my position in A.T. Cross for personal reasons. I remain supportive of the direction of the Company and believe that we have the right management, brands and resources to move forward from 2009 and build shareholder value."

David G. Whalen, CEO of A.T. Cross stated, "I am very pleased that our efforts to build a strong balance sheet allowed us to complete this transaction. I strongly believe that this use of capital will be rewarding for our shareholders and we are fortunate that we were in a position to respond to the opportunity."

Further, Mr. Whalen commented, "I appreciate the decision that Galal has made. Galal has always been a supportive and productive member of our Board. I look forward to continuing to benefit from his advice and contributions."

Stephens Inc. provided a fairness opinion to the Board of Directors in connection with this transaction.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the

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A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected impact of the Company's strategies to invest in its brands and build shareholder value). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of December 22, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.